Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 6, 2015 (except for note U and the effects thereof, which is as of November 9, 2015) with respect to the consolidated financial statements and schedule of Duluth Holdings Inc. contained in the Registration Statement and Prospectus, filed on November 9, 2015, relating to the Registration Statement on Form S-1 (File No. 333-207300), which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Chicago, Illinois

November 23, 2015